FOR IMMEDIATE RELEASE	Thursday, November 2, 2017

Gannett Reports Third Quarter 2017 Results of Operations

McLean, VA - Gannett Co., Inc. (NYSE: GCI) ("Gannett" or "company" or "we") today reported third quarter 2017 financial results for the period ended September 24, 2017.

“Throughout the quarter, we enhanced audience growth and engagement, expanded our marketing services capabilities and added new offerings to our portfolio,” said Robert J. Dickey, president and chief executive officer. “Specifically, we reached record audiences via our USA TODAY NETWORK, completed the migration of remaining properties to the ReachLocal digital marketing platform, and announced a majority investment in Grateful Ventures which provides us with an increased presence in attractive lifestyle categories.”
Mr. Dickey continued, “We delivered strong year-over-year earnings growth in the third quarter, despite challenging print advertising trends. Profitability gains were driven by improved digital performance, most notably at ReachLocal, as well as the continued realization of synergies from our 2016 local market acquisitions and other cost saving initiatives.”

Third Quarter 2017 Consolidated Results

Third quarter operating revenues were $744.3 million, including a $1.4 million negative impact from hurricanes Harvey and Irma, compared to $772.3 million in the prior year quarter. There was no material impact on revenues related to currency changes in the quarter. The year-over-year performance reflected lower print advertising and circulation revenues offset partially by higher digital advertising revenues and the contribution from acquired operations (1). On a same store basis, operating revenues in the third quarter declined 9.4% (or 10.2% when excluding $6.7 million related to the 2016 third quarter revaluation of acquired deferred revenue), an improvement compared to a decline in the 2017 second quarter of 10.6%, as a result of digital revenue growth. Total digital revenues in the third quarter increased to $245.0 million, or approximately 33% of total revenue, including the contribution from ReachLocal which was acquired in August 2016.
GAAP net income for the third quarter was $23.0 million, including a $20.1 million tax benefit offset partially by $15.4 million of after-tax severance, acquisition, asset impairment, facility consolidation and other costs; approximately $10.3 million of these charges were non-cash. Adjusted EBITDA (2) for the third quarter increased 27.3% to $73.9 million compared to $58.0 million in the prior year quarter with a 240 basis point margin improvement year-over-year, which includes the favorable comparison related to the aforementioned deferred revenue revaluation.

Publishing Segment

Publishing segment operating revenues in the third quarter were $660.3 million compared to $736.6 million in the prior year quarter. On a same store basis, publishing segment operating revenues in the third quarter declined 11.0% year-over-year. Same store print advertising revenues in the third quarter declined 18.7% year-over-year versus a 16.8% decline in the 2017 second quarter. Same store circulation revenues fell 7.6% from the prior year quarter compared to a 7.4% decline in the 2017 second quarter. Digital-only subscriber volumes grew 60% year-over-year and now total approximately 312,000 subscribers.

Digital advertising revenues in the third quarter increased 4.1% to $102.9 million compared to the prior year quarter. On a same store basis, digital revenues increased 3.7% with growth in areas such as mobile, audience extension, digital marketing services and branded content.
Publishing segment adjusted EBITDA for the quarter was $87.5 million compared to $86.4 million in the prior year third quarter reflecting continued operational efficiencies.

ReachLocal Segment

Operating revenues for the third quarter were $93.8 million, a 9% increase on a sequential basis versus the 2017 second quarter. The increase was attributable to continued strong growth in North America and the continued migration of Gannett clients onto the ReachLocal platform.
Adjusted EBITDA was $5.2 million in the 2017 third quarter, representing a 5.6% margin, a significant improvement from the 1.4% margin in the 2017 second quarter. Improved profitability in the quarter was driven by the further scaling of Gannett related revenue on the ReachLocal platform and an increase in the number of products per client in North America that is driving budget growth.
“We reached the one-year mark since being acquired by Gannett in August 2016, and we’re excited by the momentum in the business,” said Sharon Rowlands, chief executive officer of ReachLocal. “We recently completed the roll out of our digital marketing capabilities to the former Journal Media Group properties, and we are now focused on leveraging Gannett's broad local footprint to drive market share growth of our strong digital solutions."

Cash Flow

Net cash flow from operating activities for the third quarter was approximately $34.1 million compared to $24.6 million in the prior year quarter. Capital expenditures in the third quarter were approximately $17.1 million, primarily for technology investments and maintenance projects. During the third quarter, the company paid dividends of $18.1 million and repurchased two million shares of its outstanding common stock for $17.4 million.

At the end of the third quarter, the company had a cash balance of $110.0 million and a balance on its revolving line of credit of $375.0 million, or net debt of $265.0 million.

Outlook

The company reiterates its prior revenue guidance for 2017 of $3.15 to $3.22 billion and its Adjusted EBITDA guidance for 2017 for $360 to $365 million.
Additionally, for the full year 2017, the company expects the following:

•	Capital expenditures of approximately $60 to $65 million, not including real estate projects;

•	Depreciation and amortization of approximately $145 to $150 million, not including accelerated depreciation; and

•	An effective tax rate of 30% to 32%, on a non-GAAP basis.

[1]
Acquired businesses in the last twelve months include North Jersey Media Group ("NJMG") (part of the Publishing segment), as well as ReachLocal, Inc. ("ReachLocal") and SweetIQ Analytics Corp. ("SweetIQ") (both part of the ReachLocal segment).

[2]
The company defines adjusted EBITDA as earnings before income taxes, equity income, other non-operating items (which include interest income and interest expense, among other items), severance-related charges, asset impairment charges, depreciation and amortization. Because of the variability of these and other items as well as the impact of future events on these items, management is unable to reconcile without unreasonable effort the company's forecasted range of adjusted EBITDA for the full year to a comparable GAAP range.

* * * *

Conference Call Information

The company will hold a conference call at 10:00 a.m. ET today to discuss its third quarter results. The call can be accessed via a live webcast through the company's investor site, http://investors.gannett.com/, or listen-only conference lines. U.S. callers should dial 855-462-1958 and international callers should dial 503-343-6635 at least 10 minutes prior to the scheduled start of the call. The confirmation code for the conference call is 1909911.

Forward Looking Statements

This press release contains certain forward-looking statements regarding business strategies, market potential, future financial performance and other matters. Forward-looking statements include all statements that are not historical facts. The words “believe,” “expect,” “estimate,” “could,” “should,” “intend,” “may,” “plan,” “seek,” “anticipate,” “project” and similar expressions, among others, generally identify forward-looking statements, which speak only as of the date the statements were made and are not guarantees of future performance. Where, in any forward-looking statement, an expectation or belief as to future results or events is expressed, such expectation or belief is based on the current plans and expectations of our management and expressed in good faith and believed to have a reasonable basis, but there can be no assurance that the expectation or belief will result or be achieved or accomplished. Whether or not any such forward-looking statements are in fact achieved will depend on future events, some of which are beyond our control.
The matters discussed in these forward-looking statements are subject to a number of risks, trends, uncertainties and other factors that could cause actual results to differ materially from those projected, anticipated or implied in the forward-looking statements. These factors include, among other things:

•	macroeconomic trends and conditions;

•	an accelerated decline in general print readership and/or advertiser patterns as a result of competitive alternative media or other factors;

•	an inability to adapt to technological changes or grow our digital businesses;

•
risks associated with the operation of an increasingly digital business, such as rapid technological changes, frequent new product introductions, declines in web traffic levels, technical failures and proliferation of ad blocking technologies;

•	competitive pressures in the markets in which we operate;

•	an increase in newsprint costs over the levels anticipated;

•	potential disruption or interruption of our IT systems due to accidents, extraordinary weather events, civil unrest, political events, terrorism or cyber security attacks;

•	variability in the exchange rate relative to the U.S. dollar of currencies in foreign jurisdictions in which we operate;

•
risks and uncertainties related to strategic acquisitions or investments, including distraction of management attention, incurrence of additional debt, integration challenges, and failure to realize expected benefits or synergies or to operate businesses effectively following acquisitions;

•
risks and uncertainties associated with our ReachLocal segment, including its significant reliance on Google for media purchases, its international operations and its ability to develop and gain market acceptance for new products or services;

•	our ability to protect our intellectual property or defend successfully against infringement claims;

•	our ability to attract and retain employees;

•	labor relations, including, but not limited to, labor disputes which may cause business interruptions, revenue declines or increased labor costs;

•	risks associated with our underfunded pension plans;

•
adverse outcomes in litigation or proceedings with governmental authorities or administrative agencies, or changes in the regulatory environment, any of which could encumber or impede our efforts to improve operating results or the value of assets;

•
volatility in financial and credit markets which could affect the value of retirement plan assets and our ability to raise funds through debt or equity issuances and otherwise affect our ability to access the credit and capital markets at the times and in the amounts needed and on acceptable terms; and

•	other uncertainties relating to general economic, political, business, industry, regulatory and market conditions.

A further description of these and other important risks, trends, uncertainties and other factors is provided in the company’s filings with the U.S. Securities and Exchange Commission, including the company’s annual report on Form 10-K for fiscal year 2016. Any forward-looking statements should be evaluated in light of these important risk factors. The company is not responsible for updating or revising any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Non-GAAP Financial Measures

This press release also contains a discussion of certain non-GAAP financial measures that the company presents to allow investors and analysts to measure, analyze and compare its financial condition and results of operations in a meaningful and consistent manner. A reconciliation of these non-GAAP financial measures to the most directly comparable GAAP measures can be found in the tables accompanying this press release.

About Gannett

Gannett Co., Inc. (NYSE: GCI) is a next-generation media company committed to strengthening communities across our network. Through trusted, compelling content and unmatched local-to-national reach, Gannett touches the lives of more than 110 million people monthly. With more than 120 markets internationally, it is known for Pulitzer Prize-winning newsrooms, powerhouse brands such as USA TODAY and specialized media properties. To connect with us, visit www.gannett.com.

For investor inquiries, contact:	For media inquiries, contact:
Stacy Cunningham	Amber Allman
VP, Financial Planning & Analysis	Vice President, Corporate Events & Communications
703-854-3168	703-854-5358
investors@gannett.com	aallman@gannett.com
or
Jonathan Schaffer
The Blueshirt Group
investors@gannett.com

# # #

CONSOLIDATED STATEMENTS OF INCOME (LOSS) Gannett Co., Inc. and Subsidiaries Unaudited, in thousands (except per share amounts)

Table No. 1

	Three months ended		Nine months ended
	September 24, 2017	September 25, 2016	September 24, 2017	September 25, 2016

Operating revenues:
Advertising	$420,793	$429,053	$1,301,522	$1,190,108
Circulation	264,413	285,583	821,375	835,872
Other	59,068	57,685	169,341	154,500
Total operating revenues	744,274	772,321	2,292,238	2,180,480

Operating expenses:
Cost of sales and operating expenses	476,526	516,236	1,470,558	1,419,016
Selling, general and administrative expenses	203,995	217,609	627,113	586,100
Depreciation	41,128	30,638	124,260	83,889
Amortization	8,658	5,003	24,193	7,961
Facility consolidation and asset impairment charges	2,189	28,673	22,799	33,160
Total operating expenses	732,496	798,159	2,268,923	2,130,126
Operating income (loss)	11,778	(25,838)	23,315	50,354

Non-operating expenses:
Interest expense	(4,613)	(3,652)	(12,322)	(8,509)
Other non-operating items, net	(922)	(3,694)	(10,110)	(9,572)
Total non-operating expenses	(5,535)	(7,346)	(22,432)	(18,081)

Income (loss) before income taxes	6,243	(33,184)	883	32,273
Provision (benefit) for income taxes **	(16,801)	(9,223)	(19,595)	4,157
Net income (loss)	$23,044	$(23,961)	$20,478	$28,116

Earnings (loss) per share - basic	$0.20	$(0.21)	$0.18	$0.24
Earnings (loss) per share - diluted	$0.20	$(0.21)	$0.18	$0.24

Weighted average number of common shares outstanding:
Basic	113,253	116,556	113,467	116,461
Diluted	115,774	116,556	115,655	119,149

*
The company early adopted Financial Accounting Standards Board ("FASB") guidance requiring changes to the presentation of net periodic pension and other postretirement benefit costs. Specifically, this guidance requires entities to classify the service cost component of the net benefit cost in the same income statement line item as other employee compensation costs while all other components of net benefit cost must be presented as non-operating items. The guidance further requires such classification changes to be retrospectively applied beginning in the interim period in which the guidance is adopted. As a result of adopting this guidance, in the third quarter of 2016 and the first nine months of 2016, operating income and other non-operating expenses increased $2.8 million and $7.5 million, respectively. Net income, retained earnings, and earnings per share remained unchanged.

**
The benefit for income taxes for the third quarter and first nine months of 2017 includes a net benefit of $20.1 million related to a worthless stock and debt deduction for one of our ReachLocal international subsidiaries.

SEGMENT INFORMATION Gannett Co., Inc. and Subsidiaries Unaudited, in thousands

Table No. 2

	Three months ended		Nine months ended
	September 24, 2017	September 25, 2016	September 24, 2017	September 25, 2016

Operating revenues:
Publishing	$660,338	$736,570	$2,047,442	$2,142,621
ReachLocal	93,817	34,977	257,308	34,977
Corporate and Other	1,338	774	3,347	2,882
Intersegment eliminations	(11,219)	—	(15,859)	—
Total	$744,274	$772,321	$2,292,238	$2,180,480

Adjusted EBITDA:
Publishing	$87,451	$86,371	$283,235	$298,161
ReachLocal	5,229	(6,744)	9,592	(6,744)
Corporate and Other	(18,827)	(21,598)	(65,639)	(61,367)
Total	$73,853	$58,029	$227,188	$230,050

Depreciation and amortization:
Publishing	$35,053	$27,766	$106,116	$76,519
ReachLocal	8,846	3,924	25,504	3,924
Corporate and Other	5,887	3,951	16,833	11,407
Total	$49,786	$35,641	$148,453	$91,850

Capital expenditures:
Publishing	$6,359	$13,424	$23,586	$25,089
ReachLocal	5,004	1,196	12,904	1,196
Corporate and Other	5,690	4,245	10,394	18,716
Total	$17,053	$18,865	$46,884	$45,001

REVENUE DETAIL Gannett Co., Inc. and Subsidiaries Unaudited, in thousands

Table No. 3

	Three months ended
	September 24, 2017	September 25, 2016	% Change

Reported revenue	$744,274	$772,321	(3.6%)
Acquired revenue	(44,942)	—	***
Currency impact	491	—	***
Exited operations	—	(93)	(100%)
Same store revenue	$699,823	$772,228	(9.4%)

Reported advertising revenue	$420,793	$429,053	(1.9%)
Acquired revenue	(37,761)	—	***
Currency impact	313	—	***
Same store advertising revenue	$383,345	$429,053	(10.7%)

Reported circulation revenue	$264,413	$285,583	(7.4%)
Acquired revenue	(809)	—	***
Currency impact	138	—	***
Same store circulation revenue	$263,742	$285,583	(7.6%)

Table No. 4

	Three months ended
	September 24, 2017	September 25, 2016	% Change

Publishing revenue detail
Print advertising	$244,843	$298,434	(18.0%)
Digital advertising:
External sales	92,959	98,780	(5.9%)
Intersegment sales	9,904	—	***
Total digital advertising	102,863	98,780	4.1%
Total advertising	347,706	397,214	(12.5%)

Circulation	264,413	285,583	(7.4%)

Other:
External sales	46,904	53,773	(12.8%)
Intersegment sales	1,315	—	***
Total other	48,219	53,773	(10.3%)

Total Publishing revenue	$660,338	$736,570	(10.3%)

USE OF NON-GAAP INFORMATION

The company uses non-GAAP financial performance and liquidity measures to supplement the financial information presented on a GAAP basis. These non-GAAP financial measures should not be considered in isolation from or as a substitute for the related GAAP measures, and should be read together with financial information presented on a GAAP basis.

The company defines its non-GAAP measures as follows:

•
Adjusted EBITDA is a non-GAAP financial performance measure that the company believes offers a useful view of the overall operation of our business. The company defines adjusted EBITDA, which may not be comparable to a similarly titled measure reported by other companies, as net income before (1) income taxes, (2) interest expense, (3) equity income, (4) other non-operating items, (5) severance-related charges, (6) acquisition-related expenses (including certain integration expenses), (7) facility consolidation and asset impairment charges, (8) other items (including certain business transformation costs, litigation expenses, multi-employer pension withdrawals and gains or losses on certain investments), (9) depreciation, and (10) amortization. The most directly comparable GAAP financial measure is net income.

•
Adjusted net income is a non-GAAP financial performance measure that the company uses for calculating adjusted earnings per share ("EPS"). Adjusted net income is defined as net income before the adjustments we apply in calculating adjusted EPS, as described below. We believe presenting adjusted net income is useful to enable investors to understand how we calculate adjusted EPS, which provides a useful view of the overall operation of the company's business. The most directly comparable GAAP financial measure is net income.

•
Adjusted diluted EPS is a non-GAAP financial performance measure that the company believes offers a useful view of the overall operation of our business. The company defines adjusted EPS, which may not be comparable to a similarly titled measure reported by other companies, as EPS before tax-effected (1) severance-related charges, (2) facility consolidation and asset impairment charges, (3) acquisition-related expenses (including certain integration expenses), and (4) other items (including certain business transformation expenses, litigation expenses, multi-employer pension withdrawals and gains or losses on certain investments). The tax impact on these non-GAAP tax deductible adjustments is based on the estimated statutory tax rates for the United Kingdom of 19.25% and the United States of 38.7%. In addition, tax is adjusted for the impact of non-deductible acquisition costs and a tax benefit related to a worthless stock and debt deduction. The most directly comparable GAAP financial measure is diluted EPS.

•
Free cash flow is a non-GAAP liquidity measure that adjusts our reported GAAP results for items that we believe are critical to the ongoing success of our business. The company defines free cash flow, which may not be comparable to a similarly titled measure reported by other companies, as cash flow from operating activities as reported on the statement of cash flows less capital expenditures, which results in a figure representing free cash flow available for use in operations, additional investments, debt obligations and returns to shareholders. The most directly comparable GAAP financial measure is net cash from operating activities.

The company uses non-GAAP financial measures for purposes of evaluating its performance and liquidity. Therefore, the company believes that each of the non-GAAP measures presented provides useful information to investors by allowing them to view our businesses through the eyes of our management and Board of Directors, facilitating comparison of results across historical periods, and providing a focus on the underlying ongoing operating performance of our business. Many of our peer group companies present similar non-GAAP measures to better facilitate industry comparisons.

NON-GAAP FINANCIAL INFORMATION ADJUSTED EBITDA Gannett Co., Inc. and Subsidiaries Unaudited, in thousands

Table No. 5

	Three months ended September 24, 2017
	Publishing	ReachLocal	Corporate and Other	Consolidated Total

Net income (GAAP basis)				$23,044
Benefit for income taxes				(16,801)
Interest expense				4,613
Other non-operating items, net				922
Operating income (loss) (GAAP basis)	$43,638	$(4,207)	$(27,653)	$11,778
Severance-related charges	5,421	191	(495)	5,117
Acquisition-related items	420	—	1,639	2,059
Facility consolidation and asset impairment charges	2,189	—	—	2,189
Other items	730	399	1,795	2,924
Depreciation	33,730	1,511	5,887	41,128
Amortization	1,323	7,335	—	8,658
Adjusted EBITDA (non-GAAP basis)	$87,451	$5,229	$(18,827)	$73,853

	Three months ended September 25, 2016
	Publishing	ReachLocal	Corporate and Other	Consolidated Total

Net (loss) (GAAP basis)				$(23,961)
Benefit for income taxes				(9,223)
Interest expense				3,652
Other non-operating items, net				3,694
Operating income (loss) (GAAP basis)	$25,221	$(11,230)	$(39,829)	$(25,838)
Severance-related charges	4,575	562	—	5,137
Acquisition-related items	136	—	14,280	14,416
Facility consolidation and asset impairment charges	28,673	—	—	28,673
Depreciation	25,926	761	3,951	30,638
Amortization	1,840	3,163	—	5,003
Adjusted EBITDA (non-GAAP basis)	$86,371	$(6,744)	$(21,598)	$58,029

NON-GAAP FINANCIAL INFORMATION ADJUSTED EBITDA Gannett Co., Inc. and Subsidiaries Unaudited, in thousands

Table No. 5 (continued)

	Nine months ended September 24, 2017
	Publishing	ReachLocal	Corporate and Other	Consolidated Total

Net income (GAAP basis)				$20,478
Benefit for income taxes				(19,595)
Interest expense				12,322
Other non-operating items, net				10,110
Operating income (loss) (GAAP basis)	$139,363	$(16,868)	$(99,180)	$23,315
Severance-related charges	21,181	514	3,687	25,382
Acquisition-related items	331	43	4,278	4,652
Facility consolidation and asset impairment charges	22,799	—	—	22,799
Other items	(6,555)	399	8,743	2,587
Depreciation	102,217	5,210	16,833	124,260
Amortization	3,899	20,294	—	24,193
Adjusted EBITDA (non-GAAP basis)	$283,235	$9,592	$(65,639)	$227,188

	Nine months ended September 25, 2016
	Publishing	ReachLocal	Corporate and Other	Consolidated Total

Net income (GAAP basis)				$28,116
Provision for income taxes				4,157
Interest expense				8,509
Other non-operating items, net				9,572
Operating income (loss) (GAAP basis)	$163,277	$(11,230)	$(101,693)	$50,354
Severance-related charges	26,269	562	—	26,831
Acquisition-related items	136	—	28,919	29,055
Facility consolidation and asset impairment charges	33,160	—	—	33,160
Other items	(1,200)	—	—	(1,200)
Depreciation	71,721	761	11,407	83,889
Amortization	4,798	3,163	—	7,961
Adjusted EBITDA (non-GAAP basis)	$298,161	$(6,744)	$(61,367)	$230,050

NON-GAAP FINANCIAL INFORMATION ADJUSTED DILUTED EPS Gannett Co., Inc. and Subsidiaries Unaudited, in thousands (except per share amounts)

Table No. 6

	Three months ended		Nine months ended
	September 24, 2017	September 25, 2016	September 24, 2017	September 25, 2016

Severance-related charges	$5,117	$5,137	$25,382	$26,831
Acquisition-related items	2,059	14,416	4,652	29,055
Facility consolidation and asset impairment charges (including accelerated depreciation)	17,098	29,761	61,445	34,311
Other items	19	—	(3,179)	(1,200)
Pretax impact	24,293	49,314	88,300	88,997
Income tax impact of above items	(8,863)	(17,757)	(33,295)	(30,414)
Tax benefit	(20,086)	—	(20,086)	—
Impact of items affecting comparability on net income (loss)	$(4,656)	$31,557	$34,919	$58,583

Net income (loss) (GAAP basis)	$23,044	$(23,961)	$20,478	$28,116
Impact of items affecting comparability on net income (loss)	(4,656)	31,557	34,919	58,583
Adjusted net income (non-GAAP basis)	$18,388	$7,596	$55,397	$86,699

Earnings (loss) per share - diluted (GAAP basis)	$0.20	$(0.21)	$0.18	$0.24
Impact of items affecting comparability on net income (loss)	(0.04)	0.27	0.30	0.49
Adjusted earnings per share - diluted (non-GAAP basis)	$0.16	$0.06	$0.48	$0.73

Diluted weighted average number of common shares outstanding (GAAP basis)	115,774	116,556	115,655	119,149
Diluted weighted average number of common shares outstanding (non-GAAP basis)	115,774	119,010	115,655	119,149

NON-GAAP FINANCIAL INFORMATION FREE CASH FLOW Gannett Co., Inc. and Subsidiaries Unaudited, in thousands

Table No. 7

	Three months ended September 24, 2017	Nine months ended September 24, 2017

Net cash flow from operating activities (GAAP basis)	$34,147	$163,691
Capital expenditures	(17,053)	(46,884)
Free cash flow (non-GAAP basis)	$17,094	$116,807